Exhibit 10.1

Name:	<NAME>
Number of Restricted Stock Units:	<# Granted>
Date of Grant:	<DATE>
Vesting Commencement Date:	<DATE>

HAYWARD HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement
This agreement (this “Agreement”) evidences a grant (the “Award”) of Restricted Stock Units (“RSUs”) by Hayward Holdings, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Hayward Holdings, Inc. 2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
1.Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of Restricted Stock Units (“RSUs”) set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU subject to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The RSUs are granted to the Participant in connection with the Participant’s Employment with the Company.

2.Vesting. Unless earlier terminated, forfeited, relinquished or expired, one-third (1/3) of the RSUs will vest on each of the first three (3) anniversaries (each, a “Vesting Date”) of the vesting commencement date set forth above (the “Vesting Commencement Date”), with the number of RSUs that vest on each such date being rounded down to the nearest whole RSU except for the third (3rd) anniversary of the Vesting Commencement Date when the Award will become vested as to one hundred percent (100%) of the RSUs, subject to the Participant remaining in continuous Employment from the Date of Grant through the applicable Vesting Date. In the event of a Change in Control in connection with which an acquiring or surviving entity assumes, continues or substitutes for all or any portion of this Award pursuant to Section 7(a)(1) of the Plan and the Participant’s Employment is terminated by the Company, any successor thereto, or any of their respective affiliates without Cause or, if the Participant is party to an employment, change of control or severance-benefit agreement with the Company or any of its subsidiaries that contains a definition of “Good Reason,” if the Participant resigns for Good Reason), in either case, on or within the eighteen (18)-month period following the consummation of the Change in Control, such RSUs, or any rights or property substituted therefor, to the extent then unvested and outstanding, will vest in full as of immediately prior to such termination of Employment. If the RSUs (or any portion thereof) are not assumed, continued or substituted in connection with the Change in Control pursuant to Section 7(a)(1) of the Plan, the RSUs (or such portion), to the extent then unvested, will vest in full as of immediately prior to such Change in Control.
3.Cessation of Service. If the Participant’s Employment ceases for any reason, except as expressly provided for below or in Section 2 above or in a written agreement between the Participant and the Company or one of its affiliates that is in effect at the time of such cessation of Employment, the RSUs, to the extent not then vested, will be immediately forfeited for no consideration and the RSUs, to the extent then outstanding and vested (including as a result of any accelerated vesting in connection with such cessation of Employment under Section 2 above or such a written agreement), will be settled in accordance with Section 4 below. Notwithstanding the foregoing, (a) if the Participant’s Employment is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith), any vested RSUs will be immediately forfeited for no consideration and (b) if the Participant’s Employment ceases due to the Participant’s Retirement, the unvested RSUs scheduled to vest on the next-scheduled Vesting Date (the “Retirement Vesting Date”) shall become immediately vested upon the Retirement Vesting Date, in an amount equal to the product of the total number of RSUs scheduled to vest on the Retirement Vesting Date multiplied by the quotient of (i) the whole number of calendar months (with any portion of a calendar month greater than 15 days being considered a whole calendar month and any portion of a month constituting 15 or fewer days not being considered a whole calendar month) from the Date of Grant or the last scheduled Vesting Date (whichever is later) to the date of the Participant’s Retirement, which shall not exceed 12, divided by (ii) 12; provided, however, that no RSUs will vest under this clause (b) if (x) the Participant’s Retirement occurs within six months of the Date of Grant or (y) the Participant engages, directly or indirectly, whether as principal, agent, employee, consultant, distributor, representative or otherwise in any Relevant Business on or prior to the Retirement Vesting Date (other than serving as a non-employee director). For purposes of this Section 3, “Retirement” shall mean a Participant’s Employment ceasing (other than as a result of termination by the Company) if the Participant (x) is at least 60 years of age, (y) has, at the time of the cessation of the Participant’s Employment, been an Employee of the Company for at least five years of continuous Employment, and (z) provides to the Company a written attestation indicating the Participant’s intent to retire from active employment with any Relevant Business (other than serving as a non-employee director); and “Relevant Business” shall mean any company (other than the Company) with securities registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended, as determined by the Administrator in its sole discretion. The Administrator shall have the sole and absolute discretion to determine whether a Retirement has occurred and whether the Participant has complied with the conditions of Retirement through the Retirement Vesting Date.
4.Delivery of Shares. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than thirty (30) days following the date on which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the RSUs have passed to the estate or beneficiary of the Participant or a permitted transferee, by such estate or beneficiary or permitted transferee) and, following such delivery of Shares, such vested RSUs shall cease to be outstanding.

5.Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the RSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.
7.Taxes. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon settlement of the Award, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes and other amounts required to be withheld. No Shares will be issued in respect of the Award unless and until the Participant has remitted to the Company an amount in cash sufficient to satisfy any withholding requirements, or has made other arrangements satisfactory to the Company with respect to such amounts. Unless otherwise determined by the Company, the Company shall automatically satisfy any tax withholding obligations by withholding from the Shares that would otherwise be delivered in connection with a Vesting Date a number of Shares having a fair market value equal to the minimum statutory amount required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required withholdings by withholding from the Shares otherwise deliverable in connection with the RSUs, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. Nothing in this Section 7, however, shall be construed as relieving the Participant of any liability for satisfying his or her tax obligations relating to the Award. If a sell-to-cover arrangement is selected as contemplated hereunder the Participant shall bear all costs associated with the sale of Shares under such arrangement.
8.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
9.Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement.

HAYWARD HOLDINGS, INC.

By:

Name: Raymond Lewis

Senior Vice President,
Title: Chief Human Resources Officer

Agreed and Accepted:

By
<NAME>

Signature Page to Restricted Stock Unit Agreement